Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-192476

Free Writing Prospectus dated February 20, 2014

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Prospectus: fntx.co/LVXCI6 pic.twitter.com/03vf[f9wysFantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. you may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Brokerage Services Have you heard about the Fantex Vernon Davis IPO? Prospectus: fntx.co/LVXCI6 Fantex, Inc. has filed a registration statement(including a prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, inc. has filed with the SEC for more complete information about Fantex, inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll- free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. IPO Reservations Are Open Fantex.com fantex_test @fantex_test iii · 2m Check out the Fantex Vernon DavisIPO on Fantex.com. Prospectus:fntx.co/LVXCI6 pic.twitter.com/03CdPD9WYa Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex , Inc. any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. This i s not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. @ I Expand Fantex Brokerage Services Have you heard about the Fantex Vernon Davis IPO? Prospec tus:fntx.co/LVXCI6 Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offer inc to which this communication relates. Before you in you should read the prospectus in that registration statement and other documents Fonte.Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You fMV get these documents for free by visitinc EDGAR on the SEC Website at www.sec.gov. Atternatfwty, Fantex, Inc., any underwrtter or any dealer partictipating in the offer lf18 will arrange to send you the I)<OSpectus if you request It by callinc tol free 866-31:>-3482.This Is not an offer to sel, nor a solicitation of an offer to buy, to residents of any stoto In which realstration and other logal roq uiremonts llavt not bttn fulfilled. IPO Reservations Are Open fantex.com